EXHIBIT 99

PacifiCorp
Pro Forma Financial Information

The Company has filed applications with the Federal Energy Regulatory Commission ("FERC") and the state commissions where approval is required to implement an internal corporate restructuring. The applications have been approved by the FERC and all of the required states except California. The proposed restructuring would transfer all of the PacifiCorp common stock presently held by NA General Partnership to PacifiCorp Holdings, Inc. ("PHI") (a wholly owned subsidiary of NA General Partnership).

The proposed transfer will facilitate the further separation of the Company's non-utility operations from its regulated utility operations. In connection with the proposed restructuring, the Company intends to transfer the Company's ownership of PacifiCorp Group Holdings Company ("Holdings"), a directly owned subsidiary of the Company, to PHI.

The Company's unaudited pro forma condensed consolidated financial statements give effect to the transfer of Holdings as if such transaction had occurred, for the statements of consolidated (loss) income for the year ended March 31, 2001, and for the six months ended September 30, 2001, as of April 1, 2000 and for the consolidated balance sheet as of September 30, 2001. The effect of the transfer on the consolidated financial statements of PacifiCorp is to eliminate the assets, liabilities and results of operations of Holdings and its subsidiaries and to reduce the equity of PacifiCorp by the amount of its investment in Holdings.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the financial statements and notes in the Company's 2001 Annual Report on Form 10-K. The pro forma information shown is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results.

Pro Forma Condensed Consolidated Statement of Income
For the Year Ended March 31, 2001
(Millions of Dollars)
(Unaudited)

Historical
	Consolidated PacifiCorp	PacifiCorp Group Holdings Co.	Eliminations of Affiliated Amounts	PacifiCorp Pro Forma
REVENUES	$5,056.7	$ (498.8)	$ -	$4,557.9

EXPENSES
  Purchased power
  Other operations and maintenance
  Depreciation and amortization
  Administrative and general
  Taxes, other than income taxes
  TOTAL

Other operating income
Loss on sale of Australia
  electric operation

	2,636.0 1,196.2 429.0 200.8 100.3 4,562.3 30.6 (184.2)	(157.6) (169.5) (39.9) (72.3) (2.8) (442.1) - 184.2	- - - - - - - -	2,478.4 1,026.7 389.1 128.5 97.5 4,120.2 30.6 -
INCOME FROM OPERATIONS	340.8	127.5	-	468.3
INTEREST EXPENSE AND OTHER Interest expense Interest capitalized ScottishPower merger costs Other (income)/expense - net TOTAL	290.4 (12.9) 9.3 (38.2) 248.6	(46.6) - - 41.6 (5.0)	8.9 - - (8.9) -	252.7 (12.9) 9.3 (5.5) 243.6
Income from continuing operations before income taxes Income tax expense	92.2 180.4	132.5 (89.2)	- -	224.7 91.2
(LOSS) INCOME FROM CONTINUING OPERATIONS	$ (88.2)	$ 221.7	$ -	$ 133.5

Pro Forma Condensed Consolidated Statement of Income
For the Six Months Ended September 30, 2001
(Millions of Dollars)
(Unaudited)

Historical
	Consolidated PacifiCorp	PacifiCorp Group Holdings Co.	Eliminations of Affiliated Amounts	PacifiCorp Pro Forma
REVENUES	$2,525.8	$ (9.9)	$ -	$2,515.9

EXPENSES
  Purchased power
  Other operations and maintenance
  Depreciation and amortization
  Administrative and general
  Taxes, other than income taxes
  Unrealized gain on SFAS No.
    133 - derivative instruments
  TOTAL

Gain on sale of Australian
  electric operations

	1,503.4 529.9 199.9 119.5 43.3 (150.0) 2,246.0 27.4	- (2.1) (1.7) (3.2) (0.1) - (7.1) (27.4)	- - - - - - - -	1,503.4 527.8 198.2 116.3 43.2 (150.0) 2,238.9 -
INCOME FROM OPERATIONS	307.2	(30.2)	-	277.0
INTEREST EXPENSE AND OTHER Interest expense Interest capitalized Other (income)/expense - net TOTAL	107.4 (4.4) (28.0) 75.0	(0.3) - 33.5 33.2	3.6 - (3.6) -	110.7 (4.4) 1.9 108.2
Income from continuing operations before income taxes Income tax expense	232.2 98.1	(63.4) (31.2)	- -	168.8 66.9
INCOME FROM CONTINUING OPERATIONS	$ 134.1	$ (32.2)	$ -	$ 101.9

Pro Forma Condensed Consolidated Balance Sheet
September 30, 2001
(Millions of Dollars)
(Unaudited)

Historical
	Consolidated PacifiCorp	PacifiCorp Group Holdings Co.	Eliminations of Affiliated Balances	PacifiCorp Pro Forma
ASSETS Current Assets Property, Plant and Equipment Accumulated Depreciation and Amortization Other Assets Total Assets	$ 1,094.0 12,877.9 (4,954.9) 2,114.8 $11,131.8	$ (849.1) (40.2) 13.5 (257.8) $(1,133.6)	$ 489.8 - - - $ 489.8	$ 734.7 12,837.7 (4,941.4) 1,857.0 $10,488.0

LIABILITIES, REDEEMABLE
  PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY
  Current Liabilities
  Deferred Credits
  Long-Term Debt
  Guaranteed Preferred
    Beneficial Interests in
    Company's Junior
    Subordinated Debentures
  Preferred Stock Subject to
    Mandatory Redemption
  Preferred Stock
  Common Equity

    Total Liabilities,
      Redeemable Preferred Stock
      and Shareholders' Equity

	$ 1,673.7 2,807.4 2,776.8 341.4 74.1 41.3 3,417.1 $11,131.8	$ (318.4) (181.0) (6.5) - - - (627.7) $(1,133.6)	$ 489.8 - - - - - - $ 489.8	$ 1,845.1 2,626.4 2,770.3 341.4 74.1 41.3 2,789.4 $10,488.0